Exhibit 10.8

BINDING MEMORANDUM OF UNDERSTANDING

THIS BINDING MEMORANDUM OF UNDERSTANDING (“MOU”) is entered into by and between Valley View Downs, LP, a Pennsylvania limited partnership (the “Partnership”), Centaur Pennsylvania, LLC, an Indiana limited liability company (“Centaur”), and PR Valley View Downs, L.P., a Pennsylvania limited partnership (“PREIT”). Subject to the limitations set forth below, the parties hereto intending to be legally bound hereby, and each having received good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Binding Nature. This MOU is LEGALLY BINDING AND ENFORCEABLE on the Partnership, Centaur and PREIT. The parties acknowledge that this MOU contains the material business terms of the transaction described herein and that they will use their respective good faith business efforts to enter into one or more mutually satisfactory formal written agreements embodying the terms of this MOU (“Definitive Agreements”), which may also contain additional customary terms and conditions regarding the subject matter hereof.

2. Background. The Partnership has acquired options (the “Property Options”) on land in Beaver County, Pennsylvania (the “Property”) and made an application for a Harness Racing License (the “Racing License”) in the Commonwealth of Pennsylvania (the facility at which such activities will be conducted, the “Track”). A list of the Property Options, and the material terms of each, is attached hereto as Exhibit “A”. If the Racing License is awarded, the Partnership intends to build the Track on the Property. In addition, if the Partnership is awarded a license to conduct alternative gaming (“Alternative Gaming”) at the Track, the Partnership intends to construct facilities for the operation of Alternative Gaming on the Property (the construction of the Track and the construction of Alternative Gaming facilities on the Property, the “Improvements”). The Partnership hereby represents and warrants to PREIT that all of the Property Options are held (whether through assignment or otherwise) in the name of the Partnership, and that the real property subject to the Property Options comprise all of the land necessary for construction of the Improvements.

3. Initial PREIT Payment.

(a) Upon the execution and delivery of this MOU, PREIT shall pay to the Partnership $982,988 which is an amount equal to 20% of (i) the Current Total Equity (as hereinafter defined) less all Property Costs, divided by (ii) 0.80 (the “Initial PREIT Payment”).

(b) For purposes of this MOU:

(i) “Current Total Equity” means, as of the date hereof, the total cash amount contributed to the Partnership or paid for or on behalf of the Partnership by (A) Centaur or any of its affiliates, including, without limitation, all Property Costs, and (B) all other limited partners of or investors in the Partnership, which is equal to $4,519,199; and

(ii) “Property Costs” means, as of the date hereof, the sum of all amounts paid by or on behalf of the Partnership (A) to acquire and/or extend the Property Options, (B) in respect of Property related due diligence costs such as environmental studies, soil tests, zoning, title, surveys, and legal fees, or (C) to rezone the Property, which is equal to $587,247.

The actual amounts of Current Total Equity and Property Costs are set forth with specificity in Exhibit “B” attached hereto and made a part hereof.

(c) The Partnership shall distribute the proceeds of the Initial PREIT Payment to Centaur in an amount not to exceed the Property Costs.

(d) Neither the Initial PREIT Payment, nor any advances by PREIT of the Improvement Allowance, shall be deemed to be a loan to the Partnership.

4. Acquisition of the Property.

(a) If, prior to receipt by the Partnership of the Racing License, it is necessary for the Partnership to acquire the Property (for example, because of the expiration of the Property Options or because it is not possible to extend the Property Options, it being agreed that the Partnership shall use commercially reasonable efforts to extend any Property Options expiring prior to the date on which it is anticipated the Partnership will receive the Racing License), the Partnership may exercise such options and acquire the Property. In such case, subject to Section 5(d) below, PREIT shall pay the Partnership 20% of all costs incurred by the Partnership in exercising the Property Options and acquiring the Property (the “Property Acquisition Costs”). Thereafter, once the Partnership acquires the Racing License, the Partnership shall transfer the Property to PREIT and PREIT shall reimburse the Partnership for all Property Acquisition Costs paid by the Partnership and not previously reimbursed by PREIT.

(b) If, after receipt by the Partnership of the Racing License, the Partnership has not yet acquired the Property, the Partnership shall assign the Property Options to PREIT and PREIT shall (at the direction of the Partnership) exercise such options and acquire the Property. In such case, subject to Section 5(d) below, PREIT shall pay all Property Acquisition Costs.

(c) The Partnership shall not select a site in lieu of the Property for the Track or the conduct of Alternative Gaming activities unless the Property is unacceptable to regulatory authorities for the conduct of horse racing and Alternative Gaming. In the event that the Partnership selects an alternative site, PREIT shall have the same rights and obligations as those described herein with respect to such other property (and such other property shall be considered the “Property” hereunder) and PREIT shall be given credit for all amounts expended by PREIT with respect to the original Property or Property Options.

(d) For purposes of this MOU, “Total Equity” means, as of any date of determination, (i) the aggregate amount theretofore paid to or for the benefit of the Partnership by PREIT (including, without limitation, all amounts paid under Sections 3(a), 4(a) and 4(b) above), and (ii) any and all cash capital contributions of the partners of the Partnership (or their affiliates), including, without limitation, Centaur made prior to or on such date. A list of such cash capital contributions as of the date hereof is attached as Exhibit “C” hereto.

5. Lease of the Property. Simultaneously with the acquisition of the Property by PREIT as described in Section 4 above, PREIT and the Partnership shall enter into a ground lease for the Property (the “PREIT Lease”) containing the following principal terms:

(a) Triple Net Ground Lease. The PREIT Lease will be a triple net ground lease pursuant to which PREIT, as lessor, will lease the Property to the Partnership, as lessee, and thereafter, the Partnership, as lessee, shall be responsible for all costs and expenses of the ownership and operation of the Property, including, without limitation, all costs of the construction of Improvements (subject to the Improvements Allowance, as hereinafter defined) and the payment of taxes, insurance, utilities, maintenance, repair and other costs of the ownership and operation of the Property; it being the intent of the parties that all Rent (as hereinafter defined) shall be payable to PREIT net of all costs associated with the Property.

(b) Improvements; Use. The PREIT Lease will obligate the Partnership, as lessee, to make all site improvements, construct on the Property at its sole cost and expense, subject to the Improvements Allowance, the Track, an Alternate Gaming facility and ancillary parking and facilities. The Property must be used and operated by the Partnership solely as a Track and an Alternative Gaming facility.

(c) Improvements Allowance. PREIT shall contribute toward the cost of the Improvements an amount (the “Improvements Allowance”) equal to 20% of the costs of such Improvements which amount shall be paid to the Partnership at the same times and in the same proportion as the remaining 80% of such costs are paid by the Partnership; provided, however, that if at any time after the Partnership has obtained funding of the first tranche of the Senior Debt and/or Mezzanine Financing, an Improvements Allowance payment is required to be made by PREIT, and the aggregate amount theretofore paid to or for the benefit of the Partnership by PREIT (including, without limitation, all amounts paid under Sections 3(a), 4(a) and 4(b) above, such as the Initial PREIT Payment or in respect of Property Acquisition Costs, or in respect of Improvements Allowances) (the “Aggregate PREIT Payments”) is greater than 20% of Total Equity, PREIT would not be required to make any Improvement Allowance payments until the Aggregate PREIT Payments represent only 20% of Total Equity, after which PREIT would be obligated to make Improvements Allowance payments as set forth above.

(d) Limitations on Aggregate PREIT Payments. Notwithstanding anything to the contrary herein set forth, in no event shall PREIT have any obligation to make any payments to or for the benefit of the Partnership (whether under Sections 3(a), 4(a) or 4(b) above, such as the Initial PREIT Payment or in respect of Property Acquisition Costs, in respect of Improvements Allowances, or otherwise) to the extent that making any such payment would cause the Aggregate PREIT Payments to exceed $10 million.

(e) Rent. Rent (“Rent”) under the PREIT Lease shall consist of minimum rent (“Minimum Rent”) and additional rent in amounts required to be paid by the Partnership under the PREIT Lease for real estate taxes, insurance and other expenses of the operation of the Property. Until three (3) months following the commencement of Alternative Gaming activities at the Property (the “Alternative Gaming Commencement Date”), Minimum Rent shall accrue at ten percent (10%) per annum on all Aggregate PREIT Payments and Improvements Allowance advanced by PREIT. Beginning three (3) months following the commencement of Alternative Gaming at the Property (the “Minimum Rent Trigger Date”), Minimum Rent shall be Three Million Dollars ($3,000,000) per annum for the next twenty-four (24) months, then Four Million Dollars ($4,000,000) per annum for the next twelve (12) months, then Five Million Dollars ($5,000,000) per annum for the next twelve months and thereafter for the remainder of the term, as the term may be extended, Five Million Dollars ($5,000,000) plus an annual CPI escalation from the end of the 4th lease year. Except as otherwise set forth herein, Minimum Rent shall be paid monthly in advance without set off, deduction, abatement or adjustment. One One Hundred Seventeenth (1/117th) of the Minimum Rent which has accrued prior to the Minimum Rent Trigger Date, plus interest thereon at ten percent (10%) per annum from the date accrued to the date paid, shall be paid monthly on the same date as Minimum Rent is payable beginning on the Minimum Rent Trigger Date and continuing on the first day of the next following one hundred sixteen (116) months until all such accrued Minimum Rent, plus interest thereon, has been paid.

(f) Term. The term of the PREIT Lease shall continue for a period of 29 years and 11 months. The Partnership shall have options to extend such term in 10 year increments, with a maximum term of 99 years.

(g) Purchase/Call Option. The Partnership will have the continuing right at any time beginning ten (10) years after the Alternative Gaming Commencement Date to purchase all but not less than all of PREIT’s interest in the Property (including its fee simple and landlord interests) for an amount equal to ten (10) times the average Rent paid or accrued for the preceding two (2) calendar years but excluding for such purposes 50% of the amount by which the average Rent exceeded $5 Million (the “Buyout Amount”). PREIT shall have a parallel right at any time during the 90-day periods immediately following the tenth (10th), fifteenth (15th), twentieth (20th) and twenty-fifth (25th) anniversaries of the Alternative Gaming Commencement Date, and on each successive 5th year anniversary of the Alternative Gaming Commencement Date, to put the Property to the Partnership for an amount equal to the Buyout Amount. All costs and expenses of any such purchase and sale shall be paid by the purchaser. The Buyout Amount, in the case of a call, shall be paid by wire transfer of immediately available funds at closing, which shall be held on the later of ninety (90) days following the exercise of the call, or 5 days following regulatory approval. The Buyout Amount, in the case of a put, shall be paid in equal installments of principal and interest over two (2) years with interest at 2% per annum in excess of the prime rate. In such case, PREIT shall convey to Property to the Partnership at the closing, which shall occur on the same schedule as a closing would occur in a call, and the Partnership shall grant PREIT a first priority mortgage lien on the Property to secure such payments.

(h) Leasehold Mortgages. The PREIT Lease will permit the Partnership to grant leasehold mortgages in connection with its “Senior Debt” or “Mezzanine Financing”, and will provide usual and customary rights to permitted leasehold mortgagees (the “Leasehold Mortgagees”) of notice and the right to cure an event of default and the right to enter into a replacement lease (subject to regulatory approval). Leasehold Mortgagees will be limited to recognized banks, insurance companies, pension funds and similar institutional investors.

(i) Subordination. Neither the fee title to the Property nor the Minimum Rent will be subordinate to the Partnership’s Leasehold Mortgages.

(j) Casualty/Condemnation. The PREIT Lease will contain customary casualty and condemnation provisions with the Partnership being required to rebuild the Improvements in the case of a partial condemnation or casualty. Proceeds not used for rebuilding shall be paid first to the leasehold mortgagees, next to PREIT to the value of its interest, and any excess will be paid to the Partnership.

(k) Assignment. The PREIT Lease may be assigned by the lessee without PREIT’s consent to a licensed Track and Alternative Gaming facility operator which assumes all of the lessee’s obligations thereunder. The PREIT Lease may be assigned by PREIT without lessee’s consent to an affiliate of PREIT, to any entity in connection with a merger or sale of substantially all of its assets of Pennsylvania Real Estate Investment Trust and to any other financially qualified and reputable owner and operator of real estate. Any such assignment by PREIT shall be subject to any required approval by the Track and Alternative Gaming regulators.

(l) Defaults. The PREIT Lease shall contain usual and customary rights and remedies of a lessor upon the default of a lessee.

(m) Restriction. The PREIT Lease will prohibit the Partnership, any partner in the Partnership, any principal in the Partnership or any affiliate of any thereof (collectively, a “Related Party”) from acquiring any property adjacent to or in the vicinity of the Property and operating Alternative Gaming facilities thereon. The PREIT Lease will also prohibit PREIT, the Partnership or any Related Party from owning or operating any other facility for any use within a two (2) mile radius of the Property.

(n) Lease Form. The initial draft of the PREIT Lease will be prepared by PREIT, but it shall be consistent with the provisions of this MOU and otherwise satisfactory in form and substance to PREIT and the Partnership.

6. Development Fee. The Partnership shall pay to PREIT-Rubin, Inc. or an affiliate thereof (the “Developer”) a development fee (the “Development Fee”) of Three Million Dollars ($3,000,000). If the development of the Property is phased, the Development Fee shall be divided between the phases in proportion to the estimated capital costs of each phase. The Development Fee for the first phase shall be paid in equal quarterly installments in arrears based upon the estimated time between the award of the Racing License and the Alternative Gaming Commencement Date, commencing in the calendar quarter in which the Racing License is awarded. The Development Fee for the second phase will be paid in equal quarterly installments in arrears based on the estimated length of the second phase, from the date on which the Developer commences to spend considerable time on the planning of the second phase to the projected date for the completion of construction of the second phase. If the second phase is not commenced by the end of the third anniversary of the Alternative Gaming Commencement Date, the balance of the Development Fee shall be paid to the Developer in 81 equal monthly installments until such balance of the Development Fee plus interest thereon has been paid in full. The Partnership and the Developer will enter into a Development Agreement pursuant to which the Developer shall agree to provide customary management services for all aspects of the development and construction phases, as reasonably directed by the Partnership, including, without limitation, conducting all bid processes, selecting contractors, negotiating contractor agreements and bonds, procuring insurance, bonding and licensing, architectural and engineering planning, design and approval, monitoring and authorizing contractor progress payments and services, on-site supervision of all construction activities, reporting to the Partnership and the applicable regulatory authorities as directed by the Partnership. The Development Agreement will also provide that all contracts will be in the name and for the account of the Partnership, all project personnel will be employees of the Partnership, the Partnership will purchase liability insurance (naming the Developer, PREIT and the lessee as additional insureds) and builders’risk insurance and the liability of the Developer shall be limited to its fees. Notwithstanding the foregoing, the Development Fee for the first phase will accrue, and not be paid, until the closing of the first tranche of Senior Debt and/or Mezzanine Financing, at which time such accrued Development Fee shall be paid.

7. Cooperation. PREIT will upon written request promptly file and submit (a) all applications and information as Centaur advises are reasonably necessary to enable the Partnership to obtain the Racing License and all other licenses and permits necessary for it to lease and operate the Track in the Commonwealth of Pennsylvania and to operate Alternative Gaming facilities; and (b) all information reasonably requested by Centaur in order for it to comply with the requirements of any regulatory authority to which it or any of its affiliates is or are subject in any other jurisdiction. Centaur agrees to keep PREIT’s information confidential, unless and to the extent disclosure is required by law or any regulatory authority having jurisdiction over Centaur or any of its affiliates.

8. Unsuitability.

(a) PREIT. In the event that PREIT is subject to regulatory investigation and fails to participate in such investigatory process or is otherwise deemed unsuitable by any applicable regulatory authority at any time, and if PREIT cannot cure such unsuitability to the satisfaction of such regulatory authority within any applicable cure period given therefor, the Partnership shall have the right to purchase PREIT’s entire interest in the Property for a price equal to: (i) if such unsuitability condition occurs prior to the Alternative Gaming Commencement Date, an amount equal to the sum of (x) the Aggregate PREIT Payments as of such date, and (y) accrued and unpaid Rent; and (ii) if such unsuitability condition occurs on or after the Alternative Gaming Commencement Date, an amount equal to 90% of the fair market value of PREIT’s fee simple interest in the Property, taking into account its interest as landlord under the PREIT Lease, but not less than the sum of (x) the Aggregate PREIT Payments as of such date, plus (y) accrued and unpaid Rent.

(b) The Partnership. In the event the Partnership is subject to regulatory investigation and is deemed unsuitable by any applicable regulatory authority at any time to operate the Track and/or the Alternative Gaming facility, and if the Partnership cannot cure such unsuitability to the satisfaction of such regulatory authority within any applicable cure period given therefor, the Partnership shall sell its entire interest in the PREIT Lease, transfer its Racing License and its license to conduct Alternative Gaming, assign the Management Agreement, and sell all other interests it has or may have in the businesses conducted at the Property to a purchaser which is deemed suitable by the applicable regulatory authorities for a price not in excess of (i) if such unsuitability condition occurs prior to the Alternative Gaming Commencement Date, an amount equal to the sum of (x) any partner of the Partnership’s capital contributions which have not been reimbursed by PREIT, plus (y) all accrued and unpaid management fees owed to Centaur or any of its affiliates; and (ii) if such unsuitability condition occurs on or after the Alternative Gaming Commencement Date, an amount equal to 90% of the fair market value of the Partnership, but not less than the sum of (x) any partner of the Partnership’s capital contributions which have not been reimbursed by PREIT, plus (y) all accrued and unpaid management fees owed to Centaur or any of its affiliates.

(c) Determination of Fair Market Value. For the purposes of this Section 8, the fair market value of the Property or of the Partnership, as the case may be, shall be determined pursuant to the agreement of PREIT and the Partnership or, to the extent that such agreement could not be reached, pursuant to an appraisal process whereby each of the parties selects an appraiser. If the results of the parties’ appraisers are within 5% of each other, then the average of such appraisals shall be final; however, if the results differ more than 5%, then the parties’ appraisers shall select a third independent appraiser whose result shall be final on the parties.

9. Centaur’s Matters. To induce PREIT to enter into this MOU, Centaur represents and warrants to PREIT that:

(a) Centaur is in good standing (where such concept is meaningful) under all licenses currently held by Centaur or any affiliate of Centaur to conduct racing, gaming or other regulated business, and that neither Centaur nor any affiliate of Centaur presently is the subject of a proceeding by a regulatory authority seeking the suspension or revocation of its license to conduct racing, gaming or other regulated business, or seeking any other sanction for the violation of the laws or regulations governing such racing, gaming or other regulated business.

(b) Centaur shall cause the Partnership to raise sufficient capital to pay its obligations under this MOU and if and to the extent the Partnership is unable to raise such capital from third parties, Centaur shall contribute the necessary amounts to cause the Partnership to pay the amount of its obligations hereunder in full.

10. Confidentiality; Permitted Disclosure; Securities Laws.

(a) Confidentiality. Without the prior consent of the other parties hereto, each party hereto agrees to keep confidential and not to disclose to third parties the existence of this MOU, the negotiations and terms of the Definitive Agreements or any of the terms, conditions or other facts concerning the subject matter of the MOU.

(b) Permitted Disclosure. Notwithstanding the foregoing: Centaur may disclose this MOU to: (i) regulatory authorities in connection with the application for the Racing License or any license for Alternative Gaming, and may file a copy of this MOU as a part of such application if required by law or regulation, or to any other regulatory authorities having jurisdiction over Centaur or any of its affiliates, and (ii) proposed lenders or equity investors, provided such proposed lenders or equity investors agree to keep the same confidential; and PREIT and its affiliates may disclose this MOU, including the making of press releases or other public announcements, and may file a copy of this MOU, to the extent that PREIT or any affiliate reasonably believes such disclosure or filing is required by law or by the applicable rules of any securities exchange.

(c) Securities Laws. PREIT’s ultimate parent, Pennsylvania Real Estate Investment Trust (“Parent”), is a public company whose stock is traded on the New York Stock Exchange. Centaur acknowledges that it is aware, and shall advise its employees, officers, consultants and agents who receive a copy of this MOU or are informed as to the subject matters contained herein, that the securities laws of the United States prohibit any person who has received material non-public information from purchasing or selling securities of the Parent, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, so long as such information has not been disclosed to the public.

11. Failure to Execute Definitive Agreements. This MOU is intended to be legally binding upon the parties hereto as to the terms and provisions set forth herein. If the parties hereto fail to enter into the Definitive Agreements by reason of their inability to agree on material business or legal provisions not dealt with herein, no party shall have liability to another party on account thereof.

12. No Partnership or Joint Venture. PREIT’s rights and obligations hereunder shall be as a landlord. PREIT shall not be deemed to be a partner in the Partnership and the provisions hereof shall not be construed in such a fashion as to treat PREIT as a partner in, or joint venturer with, the Partnership.

13. Severability. If any provision contained in this MOU shall, to any extent, be invalid or unenforceable, the remainder of this MOU (and the application of such provision to persons or circumstances, if any, other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every provision of this MOU shall be valid and enforceable to the fullest extent permitted by law.

14. Construction. The parties agree that each and every provision of this MOU has been mutually negotiated, prepared and drafted, each party has been represented by counsel, and in connection with the construction of any provisions hereof or deletions herefrom, no consideration shall be given to the issue of which party actually prepared, drafted, requested or negotiated any provision or deletion.

15. Counterpart Copies. This MOU may be signed in counterpart copies which shall be taken together as one and the same instrument.

16. Entire Agreement; Amendment. This MOU supersedes all previous written agreements, all proposals and drafts and all oral agreements and discussions with respect to the subject matter hereof. This MOU cannot be amended or modified except in a writing signed by all parties hereto. Any purported oral amendment or modification of this MOU shall be null and void, and shall have no effect unless and until reduced to writing and signed by all parties hereto.

17. Contribution Agreement. After the execution of this MOU and the payment by PREIT of the Initial PREIT Payment, but prior to the advance by PREIT of any further funds, PREIT and the Partnership shall enter into a Contribution Agreement consistent with the provisions hereof which, inter alia, shall have a definitive form of the Ground Lease attached thereto as an exhibit.

[signature page follows]

This Binding Memorandum of Understanding is entered into on this 7th day of October 2004, intending to be legally bound.

VALLEY VIEW DOWNS, LP
By:	Centaur Pennsylvania, LLC, its general partner

By:	/s/ John J. McLaughlin

Name:	John J. McLaughlin
Title:	Manager

CENTAUR PENNSYLVANIA, LLC

By:	/s/ John J. McLaughlin
Name:	John J. McLaughlin
Title:	Manager

PR VALLEY VIEW DOWNS, L.P.
By:	PR Valley View Downs LLC, its general partner

By:	/s/ Douglas S. Grayson

Name:	Douglas S. Grayson
Title:	Executive Vice President

Exhibit A

Property Options

Owner:	Paul H. Stitt and wife, Loretta Stitt
Parcel No.:	77-122-0143
Acres:	52.7 (approx.)
Purchase Price:	$733,500
Deposits Made (Applied Toward Purchase Price):	$40,000
Original Contract Date:	November 4, 2002
Closing Deadline:	December 3, 2004

Owner:	Paul H. Stitt
Parcel No.:	77-122-0144
Acres:	90.85 (approx.)
Purchase Price:	$1,266,500
Deposits Made (Applied Toward Purchase Price):	$60,000
Original Contract Date:	November 4, 2002
Closing Deadline:	December 3, 2004

Owner:	Paul D. and Karen S. Hunter
Parcel No.:	77-122-0139
Acres:	45.26 (approx.)
Purchase Price:	$450,000
Deposits Made (Applied Toward Purchase Price):	$37,500
Original Contract Date:	January 6, 2003
Closing Deadline:	February 5, 2005

Owner:	Brian R. and Kimberly A. Main
Parcel No.:	77-122-0155
Acres:	13.9-14.78 (approx.)
Purchase Price:	$200,000
Deposits Made (Applied Toward Purchase Price):	$25,000
Original Contract Date:	January 6, 2003
Closing Deadline:	February 3, 2005

Owner:	Dave and Peggy Taylor
Parcel No.:	77-122-0156
Acres:	1.4-1.5 (approx.)
Purchase Price:	$290,000
Deposits Made (Applied Toward Purchase Price):	$20,500
Original Contract Date:	January 10, 2003
Closing Deadline:	February 7, 2005

Owner:	Joseph S. Jurasko
Parcel No.:	58-112-0214
Acres:	11.225 (approx.)
Purchase Price:	$208,500
Deposits Made (Applied Toward Purchase Price):	$21,000
Original Contract Date:	January 27, 2003
Closing Deadline:	February 25, 2005

Exhibit B

Current Total Equity and Property Costs

Current Total Equity
Centaur	$3,929,407
Joseph and Linda Sweeney	$314,556
Michael C. Forman	$275,236

Total	$4,519,199

Property Costs
Baker Environmentals	$160,575.46
GeoMechanics, Inc.	$23,428.20
American Consulting	$64,666.05
Legal Fees	$83,577.56
Land Rights	$155,000.00
Land Options 9/30/04	$100,000.00

Total	$587,247.27

Exhibit C

Cash Capital Contributions
Centaur	$3,929.407
Joseph and Linda Sweeney	$314,556
Michael C. Forman	$275,236

Total	$4,519,199